Exhibit 10.15

LICENSE AGREEMENT

This License Agreement (the “License Agreement”), effective as of December 13, 2011 (the “Effective Date”), is by and among:

NEW YORK UNIVERSITY (“NYU”), a corporation organized and existing under the laws of the State of New York and having a place of business at 70 Washington Square South, New York, NY 10012,

THE FEINSTEIN INSTITUTE FOR MEDICAL RESEARCH (“FIMR”), a corporation organized and existing under the laws of the State of New York and having a place of business at 350 Community Drive, Manhasset, NY 11030, (NYU and FIMR together hereinafter referred to as “LICENSORS”)

AND

CATALYST PHARMACEUTICAL PARTNERS, INC. (“CPP”), a corporation organized and existing under the laws of the State of Delaware having its principal office at 355 Alhambra Circle, Suite 1500, Coral Gables, FL 33134.

RECITALS

WHEREAS, Dr. Jonathan Brodie of NYU (the “NYU Scientist”), Dr. Stephen Dewey of FIMR (the “FIMR Scientist”), and Dr. Stephen Miller at CPP (the “CPP Scientist”), have made certain inventions relating to the Field (hereinafter “the Pre-Existing Inventions”), all as more particularly described in a patent application that will be submitted to the United States Patent Office, a description of which is attached hereto in the form of a Notice of Invention, including any changes thereto related to the Field that are made before filing with the United States Patent Office (the “Future Patent Application”) that will be co-owned by NYU, FIMR, and CPP and in which none of the NYU Scientist, the FIMR Scientist or the CPP Scientist have any personal ownership;

WHEREAS, subject to the terms and conditions hereinafter set forth, LICENSORS are willing to grant to CPP, and CPP is willing to accept from LICENSORS, the License (as hereinafter defined);

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

1. Definitions.

1.01. “Affiliate” shall mean any company or other legal entity which controls, or is controlled by, or is under common control with, CPP; control means the holding of twenty five and one tenth percent (25.1%) or more of (i) the capital and/or (ii) the voting rights and/or (iii) the right to elect or appoint directors.

1.02. “Calendar Year” shall mean any consecutive period of twelve (12) months commencing on the first day of January of any year.

1.03. “Date of First Commercial Sale” shall mean the date on which a Licensed Product is first offered for sale by CPP or an Affiliate or sublicensee of CPP.

1.04. “Field” shall mean the prevention or treatment of Tourette’s Syndrome.

1.05. “License” shall mean (i) the exclusive worldwide license to practice the Licensed Patents (as hereinafter defined) and (ii) the exclusive worldwide license to practice the Licensed Know-How (as hereinafter defined), in each case (i) and (ii) for the development, manufacture, use and sale of the Licensed Products (as hereinafter defined) in the Field.

1.06. “Licensed Know-How” shall mean the Pre-Existing Inventions and any information and materials related to the Pre-Existing Inventions relating to the Field, including, but not limited to, pharmaceutical, chemical, biological and biochemical products, technical and non-technical data, materials, methods and processes and any drawings, plans, diagrams, specifications and/or other documents containing such information, discovered, developed or acquired by, or on behalf of students or employees of LICENSORS and, in each case, provided by LICENSORS to CPP.

1.07. “Licensed Patents” shall mean the Future Patent Application and any divisions, continuations, or foreign counterparts thereof, or patents issuing thereon, or reissues, renewals and extensions thereof relating to the Field.

1.08. “Licensed Products” shall mean products covered by a claim of any unexpired Licensed Patent (as hereinafter defined), which has not been disclaimed or held invalid by a court of competent jurisdiction from which no appeal can be taken, or which incorporates or is developed using Licensed Know-How and is related to the Field.

1.09. “Licensed Technology” shall mean all Licensed Patents and Licensed Know-How relating to the Field.

1.10. “Net Sales” shall mean the total amount invoiced in connection with sales of the Licensed Products for use in the treatment of Tourette’s Syndrome to any person or entity that is not an Affiliate or a sublicensee of CPP under the License, after deduction of all the following to the extent applicable to such sales;

i) all trade, case and quantity credits, discounts, refunds or rebates;

ii) allowances or credits for returns;

iii) sales taxes (including value-added tax);

provided that such deductions do not in the aggregate exceed five percent (5%) of such sales.

2. Effective Date.

This Agreement shall be effective as of the Effective Date and shall remain in full force and effect until it expires or is terminated in accordance with Section 13 hereof.

3. Title.

3.01. Subject to the License granted to CPP hereunder, it is hereby agreed that all right, title and interest, in and to the Licensed Patents and the Licensed Know-How shall vest jointly in NYU, FIMR, and CPP. At the request of NYU or FIMR, CPP shall take all steps as may be necessary to give full effect to said right, title and interest of NYU and FIMR including, but not limited to, the execution of any documents that may be required to record such right, title and interest with the appropriate agency or government office.

3.02. For so long as the NYU Scientist is employed by NYU, any and all inventions made by the NYU Scientist and relating to the Field shall be owned solely by NYU. For so long as the FIMR Scientist is employed by FIMR, any and all inventions made by the FIMR Scientist and relating to the Field shall be owned solely by FIMR.

4. Patents and Patent Applications.

4.01. At the initiative of CPP or LICENSORS, the parties shall consult with each other regarding the prosecution of all patent applications with respect to the Licensed Technology, including the Future Patent Application. Such patent applications shall be filed, prosecuted and maintained by the law firm of Roetzel & Andressor or by other patent counsel jointly selected by LICENSORS and CPP. Copies of all such patent applications and patent office actions shall be forwarded to each of LICENSORS and CPP. Each of the LICENSORS and CPP shall each also have the right to have such patent applications and patent office actions independently reviewed by other patent counsel separately retained by each of the LICENSORS or CPP, respectively.

4.02. All applications and proceedings with respect to the Licensed Patents shall be filed, prosecuted and maintained by CPP at the expense of CPP. CPP shall file, prosecute, and maintain the Licensed Patents in good faith to obtain the broadest possible valid claims. CPP shall provide copies of all proposed submissions to patent offices, including patent applications and office action responses, to LICENSORS sufficiently prior to filing to allow for review and comment by LICENSORS, and CPP shall consider LICENSORS’ comments in good faith.

4.03. If at any time during the term of this Agreement CPP decides that it is undesirable, as to one or more countries, to file, prosecute or maintain any Licensed Patents, it shall give prompt written notice thereof to LICENSORS, at least sixty (60) days prior to any deadline for filing, prosecuting, or maintaining such Licensed Patents (including any foreign filing deadline). Upon receipt of such notice, LICENSORS shall have the right, but not the obligation to: (i) pursue such filing, prosecution, or maintenance at LICENSORS’ sole discretion and expense, and (ii) delete such Licensed Patents from the Licensed Technology. If LICENSORS pursue a Licensed

Patent under the preceding sentence, but do no not delete the Licensed Product from the Licensed Technology, then the royalty payable on Licensed products covered by such Licensed Patent and not covered by any other patent owned by or licensed to CPP, shall be increased by one percent (1%) of Net Sales, beyond the amounts specified in Section 6.01.

4.04. Nothing herein contained shall be deemed to be a warranty by LICENSORS that:

i) the parties can or will be able to obtain any patent or patents on any patent application or applications in the Licensed Patents or any portion thereof, or that any of the Licensed Patents will afford adequate or commercially worthwhile protection, or

ii) that the manufacture, use, or sale of any element of the Licensed Technology or any Licensed Product will not infringe any patent(s) of a third party.

4.05. CPP and any Affiliates and sublicensees of CPP shall insure that they apply patent markings that meet all requirements of U.S. law, 35 U.S.C. § 287, with respect to all Licensed Products.

5. Grant of License.

5.01. Subject to the terms and conditions hereinafter set forth, LICENSORS hereby grant to CPP, and CPP hereby accepts from LICENSORS, the License.

5.02. LICENSORS reserve the right to use, and to permit other non-commercial entities to use, the Licensed Technology for educational and research purposes.

5.03. The parties acknowledge that the United States government retains rights in intellectual property funded under any grant or similar contract with a Federal agency. The License is expressly subject to all applicable United States government rights, including, but not limited to, any applicable requirement that products, which result from such intellectual property and are sold in the United States, must be substantially manufactured in the United States.

5.04. The License granted to CPP in Section 5.01 hereto shall commence upon the Effective Date and shall remain in force on a country-by-country basis, if not previously terminated under the terms of this Agreement, for fifteen (15) years from the Date of First Commercial Sale in such country or until the expiration date of the last to expire of the Licensed Patents, whichever shall be later. CPP shall inform LICENSORS in writing of the Date of First Commercial Sale with respect to each Licensed Product in each country as soon as practicable after the making of each such first commercial sale.

5.05. CPP shall be entitled to grant sublicenses under the License on terms and conditions in compliance and not inconsistent with the terms and conditions of this

Agreement (except that the rate of royalty may be at higher rates than those set forth in this Agreement) (i) to an Affiliate or (ii) to other third parties for consideration and in an arms-length transaction. All sublicenses shall only be granted by CPP under a written agreement, a copy of which shall be provided by CPP to LICENSORS as soon as practicable after the signing thereof. Each sublicense granted by CPP hereunder shall be subject and subordinate to the terms and conditions of this License Agreement and shall contain (inter-alia) the following provisions:

(1) the sublicense shall expire automatically on the termination of the License;

(2) the sublicense shall not be assignable, in whole or in part;

(3) the sublicensee shall not grant further sublicenses; and

(4) both during the term of the sublicense and thereafter the sublicensee shall agree to a confidentiality obligation similar to that imposed on CPP in Section 9 below, and that the sublicensee shall impose on its employees, both during the terms of their employment and thereafter, a similar undertaking of confidentiality; and

(5) the sublicense agreement shall include the text of Sections 11 and 12 of this Agreement and shall state that LICENSORS is an intended third party beneficiary of such sublicense agreement for the purpose of enforcing such indemnification and insurance provisions.

5.06. Nothing in this License Agreement shall be construed to give LICENSORS any right, other than the right to payment for the License set forth herein, in any of CPP’s products, including those designated CPP-109 or CPP-115.

6. Payments for License.

6.01. In consideration for the grant and during the term of the License with respect to each Licensed Product, CPP shall pay to LICENSORS:

(a) [intentionally omitted]

(b) [intentionally omitted]

6.02. [intentionally omitted]

6.03. [intentionally omitted]

6.04. Within sixty (60) days after the end of each Calendar Year, commencing on the Date of First Commercial Sale, CPP shall furnish LICENSORS with a report (hereinafter, the “Annual Report”), certified by an independent certified public accountant, relating to the royalties and other payments due to LICENSORS pursuant to this Agreement in respect of the Calendar Year covered by such Annual Report and containing the same details as those specified in Section 6.03 above in respect of the Quarter-Year Report.

6.05. On reasonable notice and during regular business hours, LICENSORS or the authorized representative of LICENSORS shall each have the right to inspect the books of accounts, records and other relevant documentation of CPP or of the Affiliates and the sublicensees of CPP insofar as they relate to the production, marketing and sale of the Licensed Products, in order to ascertain or verify the amount of royalties and other payments due to LICENSORS hereunder, and the accuracy of the information provided to LICENSORS in the aforementioned reports. The cost of such inspection shall be borne by LICENSORS, unless it is determined in such inspection that LICENSORS has been underpaid in any period by more than five percent (5%) of the amount which LICENSORS should have been paid, in which case the cost of such inspection shall be reimbursed to LICENSORS by CPP.

7. Method of Payment.

7.01. Royalties and other payments due to LICENSORS hereunder shall be paid to LICENSORS in United States dollars. Any such royalties on or other payments relating to transactions in a foreign currency shall be converted into United States dollars based on the closing buying rate of the Morgan Guaranty Trust Company of New York applicable to transactions under exchange regulations for the particular currency on the last business day of the accounting period for which such royalty or other payment is due.

7.02. CPP shall be responsible for payment to LICENSORS of all royalties due on sale, transfer or disposition of Licensed Products by each Affiliate and sublicensee of CPP.

7.03. Any amount payable hereunder by one of the parties to the other, which has not been paid by the date on which such payment is due, shall bear interest form such date until the date on which such payment is made, at the rate of two percent (2%) per annum in excess of the prime rate prevailing at the Citibank, N.A., in New York, during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise, to the party in default by any non-defaulting party.

8. Development and Commercialization.

8.01. CPP undertakes to use reasonable diligence to carry out the Development Plan (annexed hereto as Appendix I and which is an integral part of this Agreement), including but not limited to, the performance of all efficacy, pharmaceutical, safety, toxicological and clinical tests, trials and studies and all other activities necessary in order to obtain the approval of the FDA for the production, use and sale of the Licensed Products, all as set forth in the Development Plan and within all timetables set forth therein. CPP further undertakes to exercise reasonable diligence and to employ its reasonable diligence to obtain or to cause its sublicensees to obtain, the appropriate approvals of the health authorities for the production, use and sale of the Licensed Products, in each of the other countries of the world in which CPP or its sublicensees intend to produce, use, and/or sell Licensed Products.

8.02. Provided that applicable laws, rules and regulations require that the performance of the tests, trials, studies and other activities specified in Paragraph 8.01 above shall be carried out in accordance with FDA Good Laboratory Practices and in a manner acceptable to the relevant health authorities, CPP shall carry out such tests, trials, studies and other activities in accordance with FDA Good Laboratory Practices and in a manner acceptable to the relevant health authorities. Furthermore, the Licensed Products shall be produced in accordance with FDA Good Manufacturing Practice (“GMP”) procedures in a facility which has been certified by the FDA as complying with GMP, provided that applicable laws, rules and regulations so require.

8.03. CPP undertakes to begin the regular commercial production, use, and sale of the Licensed Products in good faith in accordance with the Development Plan and to continue diligently thereafter to commercialize the Licensed Products.

8.04. CPP shall provide LICENSORS with written reports on all activities and actions undertaken by CPP to develop and commercialize the Licensed Products; such reports shall be made within sixty (60) days after each six (6) months of the duration of this Agreement, commencing six months after the Effective Date.

8.05. If CPP shall not commercialize the Licensed Products within a reasonable time frame, unless such delay is necessitated by FDA or other regulatory agencies or unless LICENSORS and CPP have mutually agreed to amend the Development Plan because of unforeseen circumstances, LICENSORS shall notify CPP in writing of CPP’s failure to commercialize and shall allow CPP sixty (60) days to cure its failure to commercialize. CPP’s failure to cure such delay to LICENSORS’s reasonable satisfaction within such 60-day period shall be a material breach of this Agreement.

9. CONFIDENTIAL INFORMATION.

9.01. Except as otherwise provided in Section 9.02 and 9.03 below CPP shall maintain any and all of the Licensed Technology in confidence and shall not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of LICENSORS to said release or disclosure.

9.02. The obligations of confidentiality set forth in Sections 9.01 shall not apply to any component of the Licensed Technology which was part of the public domain prior to the Effective Date of this Agreement or which becomes a part of the public domain not due to some unauthorized act by or omission of CPP after the effective date of this Agreement or which is disclosed to the CPP by a third party who has the right to make such disclosure.

9.03. The provisions of Section 9.01 notwithstanding, CPP may disclose the Licensed Technology to third parties who need to know the same in order to secure regulatory approval for the sale of Licensed Products and as otherwise required by law.

10. Infringement of Licensed Patent.

10.01. In the event a party to this Agreement acquires information that a third party is infringing one or more of the Licensed Patents, the party acquiring such information shall promptly notify the other party to the Agreement in writing of such infringement.

10.02. In the event of an infringement of a Licensed Patent, CPP shall be privileged but not required to bring suit against the infringer. Should CPP elect to bring suit against an infringer and LICENSORS is joined as a party plaintiff in any such suit, LICENSORS shall have the right to approve the counsel selected by CPP to represent CPP and LICENSORS. The expenses of such suit or suits that CPP elects to bring, including any expenses of LICENSORS incurred in conjunction with the prosecution of such suit or the settlement thereof, shall be paid for entirely by CPP and CPP shall hold LICENSORS free, clear and harmless from and against any and all costs of such litigation, including attorneys’ fees. CPP shall not compromise or settle such litigation without the prior written consent of LICENSORS, which shall not be unreasonably withheld.

10.03. In the event CPP exercises the right to sue herein conferred, it shall have the right to first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily involved in the prosecution of any such suit, and if after such reimbursement, any funds shall remain from said recovery, CPP shall promptly pay to each of LICENSORS an amount equal to twenty-five percent (25%) of such remainder and CPP shall be entitled to receive and retain the remaining fifty percent (50%) balance of such recovery.

10.04. If CPP does not bring suit against said infringer pursuant to Section 10.02 herein, or has not commenced negotiations with said infringer for discontinuance of said infringement, within ninety (90) days after receipt of such notice, LICENSORS shall have the right, but shall not be obligated, to bring suit for such infringement. Should LICENSORS elect to bring suit against an infringer and CPP is joined as a party plaintiff in any such suit, CPP shall have the right to approve the counsel selected by LICENSORS to represent LICENSORS and CPP, and LICENSORS shall hold CPP free, clear and harmless from and against any and all costs and expenses of such litigation, including attorneys’ fees. If CPP has commenced negotiations with an alleged infringer of the Licensed Patent for discontinuance of such infringement within such 90-day period, CPP shall have an additional ninety (90) days from the termination of such initial 90-day period to conclude its negotiations before LICENSORS may bring suit for such infringement. In the event LICENSORS bring suit for infringement of any Licensed Patent, LICENSORS shall have the right to settle any such suit by licensing the alleged infringer. In the event LICENSORS bring suit for infringement of any Licensed Patent, LICENSORS shall have the right to first reimburse itself out of any sums recovered in such suit or settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees necessarily involved in the prosecution of such suit, and if after such reimbursement, any funds shall remain from said recovery, LICENSORS shall promptly pay to CPP an amount equal to fifty percent (50%) of such remainder and LICENSORS shall be entitled to receive and retain the balance of the remainder of such recovery.

10.05. Each party shall always have the right to be represented by counsel of its own selection in any suit for infringement of the Licensed Patents instituted by the other party to this Agreement under the terms hereof. The expense of such counsel shall be borne by the party initiating such infringement suit.

10.06. CPP agrees to cooperate fully with LICENSORS at the request of LICENSORS, including, by giving testimony and producing documents lawfully requested in the prosecution of any suit by LICENSORS for infringement of the Licensed Patents; provided, that LICENSORS shall pay all reasonable expenses (including attorneys’ fees) incurred by CPP in connection with such cooperation. LICENSORS shall cooperate and shall endeavor to cause the NYU Scientist and FIMR Scientist to cooperate with CPP at the request of CPP, including by giving testimony and producing documents lawfully requested, in the prosecution of any suit by CPP for infringement of the Licensed Patents; provided, that CPP shall pay all reasonable expenses (including attorneys’ fees) incurred by LICENSORS in connection with such cooperation.

11. Liability and Indemnification.

11.01. CPP shall indemnify, defend and hold harmless LICENSORS and their trustees, officers, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments (i) arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by CPP or by a licensee, Affiliate or agent of CPP of any Licensed Product, process or service relating to, or developed pursuant to, this Agreement or (ii) arising out of any other activities to be carried out pursuant to this Agreement.

11.02. With respect to an Indemnitee, CPP’s indemnification under subsection 11.01(i) shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of such Indemnitee. CPP’s indemnification obligation under subsection 11.01(ii) shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent activities of any such Indemnitee.

11.03. CPP agrees, at its own expense, to provide attorneys reasonably acceptable to LICENSORS to defend against any actions brought or filed against any Indemnitee with respect to the subject of indemnity to which such Indemnitee is entitled hereunder, whether or not such actions are rightfully brought.

12. Security for Indemnification.

12.01. At such time as any Licensed Product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold or tested in clinical trials by CPP or by a licensee, Affiliate or agent of CPP, CPP shall at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than (i) $5,000,000 per incident and $5,000,000 annual aggregate during the period that such Licensed Product, process, or service is being tested in clinical trials prior to commercial sale, and (ii) $10,000,000 per incident and $20,000,000 annual aggregate during the period that such Licensed Product, process, or service is being commercially distributed or sold, and in each case naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for CPP’s indemnification under Section 11 of this Agreement. If CPP elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program shall include assets or reserves which have been actuarially determined for the liabilities associated with this Agreement and must be acceptable to LICENSORS.

12.02. The minimum amounts of insurance coverage required under this Section 12 shall not be construed to create a limit of CPP’s liability with respect to its indemnification under Section 11 of this Agreement.

12.03. CPP shall provide LICENSORS with written evidence of such insurance upon request of LICENSORS. CPP shall provide LICENSORS with written notice at least sixty (60) days prior to the cancellation, non-renewal or material change in such insurance; if CPP does not obtain replacement insurance providing comparable coverage within such sixty (60) day period, LICENSORS shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without notice or any additional waiting periods.

12.04. CPP shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold or tested in clinical trials by CPP or by a sublicensee, Affiliate or agent of CPP and (ii) a reasonable period after the period referred to in (i) above which in no event shall be less than fifteen (15) years.

13. Expiry and Termination

13.01. Unless earlier terminated pursuant to this Section 13, this Agreement shall expire upon the expiration of the period of the License in all countries as set forth in Section 5.04 above.

13.02. At any time prior to expiration of this Agreement, LICENSORS or CPP may terminate this Agreement forthwith for Cause, as “Cause” is described below, by giving written notice to the other party. “Cause” for termination by one party of this Agreement shall be deemed to exist if the other party materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within sixty (60) days or, in the case of failure to pay any amounts due hereunder, thirty (30) days (unless otherwise specified herein) after the giving of notice by the other party specifying such breach or default, or if either LICENSORS or CPP discontinues its business or becomes insolvent or bankrupt.

13.03. Upon termination of this Agreement for any reason and prior to expiration as set forth in Section 13.01 hereof, all rights in and to the Licensed Technology shall revert to LICENSORS, and CPP and its Affiliates and sublicensees shall not be entitled to make any further use whatsoever of the Licensed Technology or to make, use, or sell Licensed Products.

13.04. Upon termination of this Agreement for any reason, CPP shall promptly, without further consideration, provide to LICENSORS all data and regulatory documents, including INDs, NDAs, Orphan Drug applications, or their equivalents in all countries, related to the development of Licensed Products, and shall grant to LICENSORS an irrevocable, royalty-free, non-exclusive license, with the right to grant sublicenses, to any CPP patent applications or patents filed after the Effective Date, covering Licensed Products or their manufacture or use.

13.05. Termination of this Agreement shall not relieve either party of any obligation to the other party incurred prior to such termination.

13.06. Sections 3, 9, 11, 12, 13 and 17 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement.

14. Representations and Warranties by CPP.

CPP hereby represents and warrants to LICENSORS as follows:

(1) CPP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CPP has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of CPP.

(2) There is no pending or, to CPP’s knowledge, threatened litigation involving CPP which would have any effect on this Agreement or on CPP’s ability to perform its obligations hereunder; and

(3) There is no indenture, contract, or agreement to which CPP is a party or by which CPP is bound which prohibits or would prohibit the execution and delivery by CPP of this Agreement or the performance or observance by CPP of any term or condition of this Agreement.

15. Representations and Warranties by LICENSORS.

15.01. NYU hereby represents and warrants to CPP as follows:

(1) NYU is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. NYU has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Trustees of NYU.

(2) There is no pending or, to NYU’s knowledge, threatened litigation involving NYU which would have any effect on this Agreement or on NYU’s ability to perform its obligations hereunder; and

(3) There is no indenture, contract, or agreement to which NYU is a party or by which NYU is bound which prohibits or would prohibit the execution and delivery by NYU of this Agreement or the performance or observance by NYU of any term or condition of this Agreement.

15.02. FIMR hereby represents and warrants to CPP as follows:

(1) FIMR is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. FIMR has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of FIMR.

(2) There is no pending or, to FIMR’s knowledge, threatened litigation involving NYU which would have any effect on this Agreement or on FIMR’s ability to perform its obligations hereunder; and

(3) There is no indenture, contract, or agreement to which FIMR is a party or by which FIMR is bound which prohibits or would prohibit the execution and delivery by FIMR of this Agreement or the performance or observance by FIMR of any term or condition of this Agreement.

16. No Assignment.

Neither CPP nor either of the LICENSORS shall have the right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of the rights, duties and interest herein granted without first obtaining the written consent of the other parties to such assignment.

17. Use of Name.

17.01. Without the prior written consent of the other parties, neither CPP, NYU, nor FIMR shall use the name of any of the other parties or any adaptation thereof or of any staff member, employee or student of the other parties:

i) in any product labeling, advertising, promotional or sales literature;

ii) in connection with any public or private offering or in conjunction with any application for regulatory approval, unless disclosure is otherwise required by law, in which case either party may make factual statements concerning the Agreement or file copies of the Agreement after providing the other party with an opportunity to comment and reasonable time within which to do so on such statement in draft.

17.02. Except as provided herein, neither NYU, FIMR, nor CPP will issue public announcements about this Agreement without prior written approval of the other parties.

18. Miscellaneous.

18.01. In carrying out this Agreement the parties shall comply with all local, state and federal laws and regulations including but not limited to, the provisions of Title 35 United States Code §200 et seq. and 15 CFR §368 et seq.

18.02. If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

18.03. This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to principles relating to conflicts of law. The courts of the State of New York in New York County and the United States District Court for the Southern District of New York shall have exclusive jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement and, by execution and delivery of this Agreement, the parties to this Agreement submit to the jurisdiction of those courts, including, but not limited to, the in personam and subject matter jurisdiction of those courts, waive any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consent to service of process by mail in accordance with paragraph 18.04 or any other manner permitted by law and irrevocably agree to be bound by any such judgment rendered thereby in connection with this Agreement. These consents to jurisdiction shall not be deemed to confer rights on any person other than the parties to this Agreement.

18.04. All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, or sent via a recognized national overnight delivery service (such as Federal Express or DHL), addressed as follows:

To NYU:	New York University
Office of Industrial Liaison
650 First Avenue, 6th Floor
New York, NY 10016

Attention: Abram M. Goldfinger
Executive Director,
Industrial Liaison/Technology Transfer
and
Office of Legal Counsel
New York University
Bobst Library
70 Washington Square South
New York, NY 10012

Attention: Annette Johnson, Esq
Vice Dean and Senior Counsel for Medical School Affairs

To FIMR:	The Feinstein Institute for Medical Research
Office of Technology Transfer
350 Community Drive
Manhasset, NY 11030

Attention: Kirk R. Manogue, PhD
Vice President, Technology Transfer
and
Legal Affairs
North Shore-LIJ Health System
145 Community Drive
Great Neck, NY 11021

Attention: General Counsel

To CPP:	Catalyst Pharmaceutical Partners, Inc.
355 Alhambra Circle
Suite 1500
Coral Gables, Florida 33134:

Attention: Stephen Miller, Chief Scientific Officer
and
Akerman Senterfitt
350 East Las Olas Boulevard
Suite 1600
Fort Lauderdale, Florida 33301

Attention: Philip B. Schwartz, Esq.

or such other address or addresses as any party may hereafter specify for itself by written notice to the others. Such notices and communications shall be deemed effective on the date of delivery or fourteen (14) days after having been sent by registered or certified mail, whichever is earlier.

18.05. This Agreement (and the annexed Appendix) constitutes the entire Agreement among the parties and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by all parties hereto. This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between CPP and LICENSORS.

18.06. No waiver by any party of any non-performance or violation by any other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by any party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or non-performance.

18.07. The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

18.08. It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint.

(Remainder of page is intentionally blank. Signature page follows immediately.)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

	NEW YORK UNIVERSITY		THE FEINSTEIN INSTITUTE FOR MEDICAL RESEARCH

By:	/s/ Abram M. Goldfinger	By:	/s/ Kirk R. Manogue
	Abram M. Goldfinger		Kirk R. Manogue, PhD
	Executive Director,		Vice President, Technology Transfer
Industrial Liaison/Technology Transfer

Date:	December 14, 2011	Date:	December 19, 2011

CATALYST PHARMACEUTICAL PARTNERS, INC.

By:	/s/ Patrick J. McEnany
Patrick J. McEnany
Chairman, President and CEO

Date:	December 13, 2011